Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Golden Cycle Gold Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-26975 and 333-12245) on Form S-3 and (No. 333-117235) on Form S-8 of Golden Cycle Gold Corporation of our report dated March 21, 2003, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Golden Cycle Gold Corporation and subsidiaries for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K/A of Golden Cycle Gold Corporation

KPMG LLP

Denver, Colorado

April 27, 2005